EXHIBIT 99.1

Energy XXI Gulf Coast, Inc. Announces

Debt Exchange Offer and Consent Solicitation

HOUSTON – Sept. 4, 2009 – Energy XXI Gulf Coast, Inc. (the “Company”) today announced it has commenced an exchange offer and consent solicitation in respect of its 10% Senior Notes due 2013 (the “Senior Notes”).
The Company has commenced an offer to exchange up to $360 million principal amount outstanding Senior Notes properly tendered (and not validly withdrawn) and accepted by the Company for its newly issued 16% Second Lien Junior Secured Notes due 2014 (the “Second Lien Notes”), subject to proration and reduction to $311 million principal amount of Senior Notes, depending on the aggregate principal amount of Second Lien Notes sold in a concurrent private placement.
In conjunction with the exchange offer, the Company is also soliciting consents from holders of the Senior Notes to certain proposed amendments (the “Proposed Amendments”) to the indenture under which the Senior Notes were issued, which, if effected, would modify certain of the restrictive covenants in that indenture in order to permit the issuance of the Second Lien Notes.  A tender of Senior Notes by any holder in the exchange offer will also constitute a consent by such holder in favor of the Proposed Amendments.  The adoption of Proposed Amendments requires the consents (the “Requisite Consents”) of holders of a majority in principal amount of Senior Notes not held by the Company and its affiliates.
In exchange for each $1,000 principal amount of Senior Notes properly tendered (and not validly withdrawn) and accepted by the Company:  (i) by 5:00 p.m., New York City time, on September 18, 2009 (such time and date, as the same may be extended, the “Early Tender Date”), participating holders of Senior Notes will receive $800 principal amount of Second Lien Notes, subject to proration (“Total Consideration”), and (ii) after the Early Tender Date but prior to Midnight, New York City time, on October 2, 2009 (such time and date, as the same may be extended, the “Expiration Date”), participating holders will receive $750 principal amount of Second Lien Notes, subject to proration (“Exchange Consideration”).  Tendered Senior Notes (and delivered consents) may be withdrawn prior to 5:00 p.m., New York City time, on September 18, 2009, unless extended.

The Company has received indications from holders of an aggregate principal amount of approximately $345 million of Senior Notes of their intent to participate in the tender.
The following table summarizes the Total Consideration payable in the exchange offer for Senior Notes validly tendered prior to the Early Tender Date and not withdrawn and the Exchange Consideration payable in the exchange offer for Senior Notes validly tendered after the Early Tender Date and prior to the Expiration Date:
For each $1,000 Principal Amount of Senior Notes Exchanged:
Senior Notes to be Exchanged	CUSIP No.	Outstanding Principal Amount (in millions)	Maximum Acceptance Amount (in millions)	Total Consideration if Tender Occurs Prior to or on the Early Tender Date (Principal Amount of Second Lien Notes)	Exchange Consideration if Tender Occurs After the Early Tender Date (Principal Amount of Second Lien Notes)
10% Senior Notes due 2013	29276KAC5	$ 621.7*	$ 360.0	$ 800	$ 750

*
Does not include $126.0 million aggregate principal amount of Senior Notes owned by the Company that will be delivered for cancellation concurrently with the closing of the exchange offer and $2.3 million aggregate principal amount of Senior Notes owned by the Company’s affiliates.  Such Senior Notes will not be deemed to be outstanding for purposes of determining the consents required to approve the Proposed Amendments.

The aggregate principal amount of Second Lien Notes that may be issued pursuant to the exchange offer in exchange for Senior Notes will be at least $248.8 million and up to a maximum of $288.0 million, depending on the aggregate principal amount of Second Lien Notes and common stock sold in a concurrent private placement.  Concurrently with the closing of the exchange offer, the Company will sell for cash in a private placement an aggregate principal amount of Second Lien Notes of at least $50.0 million and up to a maximum of $89.0 million.  The Second Lien Notes issued in the exchange offer will be designated Series A (the “Series A Second Lien Notes”) and the Second Lien Notes issued in the private placement will be designated Series B (the “Series B Second Lien Notes”). The two series initially will bear different CUSIP numbers but will otherwise have the same terms.  The Company will issue the Second Lien Notes in both the exchange offer and the private placement with an initial maximum aggregate principal amount of up to $338.0 million, as follows:

•
Series A Second Lien Notes issued pursuant to the exchange offer, in an aggregate principal amount of at least $248.8 million, and up to (a) $288.0 million, less (b) the excess of the Series B Second Lien Notes issued pursuant to the private placement of such notes and shares of Energy XXI (Bermuda) Limited’s common stock over $50.0 million, and

•	Series B Second Lien Notes issued pursuant to the private placement, in an aggregate principal amount of at least $50.0 million and up to $89.0 million.

The Second Lien Notes will bear interest at the rate of 16% per annum, consisting of (i) 14% payable in cash and (ii) 2% payable by either increasing the outstanding principal amount of the applicable series or by issuing additional Second Lien Notes of the applicable series, in each case payable on June 15 and December 15 of each year, beginning on December 15, 2009. The Second Lien Notes will mature on June 15, 2014.  The obligations under the Second Lien Notes will be guaranteed by the following: (i) a guarantee by Energy XXI USA, Inc., the Company’s direct parent, recourse under which is limited to its ownership of 100% of the Company’s outstanding capital stock (the “Direct Parent”); (ii) the full and unconditional guarantee of Energy XXI (Bermuda) Limited, the Company’s ultimate parent (the “Parent”); and (iii) the full and unconditional guarantee of each of the Company’s subsidiaries (the “Subsidiaries,” and together with the Direct Parent and the Parent, the “Guarantors” and the guarantees of Second Lien Notes by the Guarantors, collectively, the “Guarantees”).
The Second Lien Notes and the related Guarantees will be subordinated in right of payment to indebtedness under the Company’s Amended and Restated First Lien Credit Agreement, as amended, restated, modified or refinanced from time to time (the “Credit Agreement”). The Second Lien Notes and related Guarantees by the Subsidiaries and the Direct Parent will be secured on a second priority lien basis, subject to certain permitted liens, by the same assets that secure indebtedness on a first priority lien basis under the Company’s Credit Agreement.  If any party becomes a new guarantor under the Credit Agreement, such party will also become a Guarantor of the Second Lien Notes.  As a result, the Second Lien Notes also will be subordinated in priority to the indebtedness under the Company’s Credit Agreement to the extent of the collateral securing such obligations.  Under a proposed intercreditor agreement, under certain circumstances (including a bankruptcy or insolvency of the Company or any of the Subsidiaries) payments to holders of Second Lien Notes, but not to holders of the Senior Notes, may be blocked.
Notwithstanding any other provision of the exchange offer, the Company’s obligation to accept for exchange, and to exchange, any of the Senior Notes validly tendered is subject to the satisfaction or waiver of the following conditions, among others, prior to the settlement date of the exchange offer:
•	there having been validly tendered and not withdrawn pursuant to the exchange offer Senior Notes having an aggregate principal amount of not less than $311.0 million (the “Minimum Tender Condition”);

•	the receipt of the Requisite Consents and execution of a supplemental indenture providing for the Proposed Amendments (the “Supplemental Indenture Condition”);

•
the Company having closed or concurrently closing the sale of Series B Second Lien Notes in an aggregate principal amount of not less than $50.0 million in the private placement (the “Private Placement Condition”); and

•
the Company having obtained an amendment or amendment and restatement to, or a waiver under, its existing Amended and Restated First Lien Credit Agreement, the effect of which is that the consummation of the exchange offer and concurrent private placement and the issuance of the Second Lien Notes and payments in respect of such notes will not be prohibited under such facility (the “Bank Condition”).

The exchange offer is being made, and the Series A Second Lien Notes are being offered and issued, in reliance upon the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), from the registration requirements of the Securities Act.  The securities being sold in the concurrent private placement are being offered and issued in reliance upon the exemption provided by Section 4(2) of the Securities Act from the registration requirements of the Securities Act.
The terms and conditions of the Company’s acceptance of Senior Notes that are tendered for exchange pursuant to the exchange offer and consents that are delivered pursuant to the consent solicitation are set forth solely in the confidential offering circular and consent solicitation statement dated September 4, 2009 (the “Offering Circular”) relating to the exchange offer and the consent solicitation and the accompanying letter of transmittal and consent (together with the Offering Circular, the “Offering Documents”).  The exchange offer and consent solicitation are made only by, and pursuant to, the terms set forth in the Offering Circular, and the information in this press release is qualified by reference to the Offering Documents.  Subject to applicable law, the Company may amend, extend or terminate the exchange offer and the consent solicitation.
This press release does not constitute an offer to sell or the solicitation of an offer to buy Second Lien Notes in any jurisdiction in which an exchange offer or the acceptance of any outstanding Senior Notes in exchange for the exchange offer would violate the securities or blue sky laws of such jurisdiction.  This press release does not constitute an offer to sell or the solicitation of an offer to buy Series B Second Lien Notes, which will be made only to certain qualified institutional buyers (as defined in Rule 144A under the Securities Act) and certain institutional accredited investors.

Forward-Looking Statements

Any statements contained in this press release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, any statements of the Company’s plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation.  All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations.  There can be no assurance that the exchange offer and the consent solicitation will be completed, either because the conditions to complete the transaction may not be satisfied, or otherwise.  Factors that could affect the Company’s future results include:  the Company’s business strategy; the Company’s financial position; the Company’s cash flow and liquidity; declines in the prices we receive for the Company’s oil and gas affecting the Company’s operating results and cash flows; economic slowdowns that can adversely affect consumption of oil and gas by businesses and consumers; uncertainties in estimating the Company’s oil and gas reserves; replacing the Company’s oil and gas reserves; uncertainties in exploring for and producing oil and gas; the Company’s inability to obtain additional financing necessary in order to fund the Company’s operations, capital expenditures, and to meet the Company’s other obligations; availability of drilling and production equipment and field service providers; disruption of operations and damages due to hurricanes or tropical storms; availability, cost and adequacy of insurance coverage; competition in the oil and gas industry; the Company’s inability to retain and attract key personnel; the effects of government regulation and permitting and other legal requirements; costs associated with perfecting title for mineral rights in some of the Company’s properties; and other factors discussed under “Risk Factors” in the Offering Circular and the Parent’s 2009 Annual Report on Form 10-K.

About Energy XXI

Energy XXI is a Houston-based independent energy company engaged in the acquisition, development, exploration and production of oil and natural gas reserves in the U.S. Gulf Coast and the Gulf of Mexico.  The Company an indirect wholly owned subsidiary of the Parent, Energy XXI, Inc. (Bermuda) Limited.  For more information, visit www.energyXXI.com.

Enquiries of the Company
Energy XXI (Bermuda) Limited
Stewart Lawrence
Vice President, Investor Relations and Communications
713-351-3006
slawrence@energyxxi.com

Collins Stewart Europe Limited
Nominated Adviser and Joint UK Broker
Piers Coombs, Stewart Wallace
44 (0) 20 7523 8350
pcoombs@collinsstewart.com

Pelham PR
James Henderson
44 (0) 20 7337 1500
james.henderson@pelhampr.com

Mark Antelme
44 (0) 20 7337 1500
mark.antelme@pelhampr.com